Exhibit 10.36

January 19, 2000

Barry Twohig

Dear Barry,

On behalf of Critical Path, Inc. (the “Company”), I am pleased to offer you the position and terms of employment set forth below:

Position	Director, Santa Monica Engineering working out of the Company’s offices in Santa Monica, California and reporting to Barry Wyse, Vice President, Engineering. This is a regular, full time position.

Base Salary	As an exempt employee, you will be paid a monthly salary of $10,000.00, which is equivalent to $120,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

Start Date	Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on January 19, 2000.

Contingent Compensation	If you currently participate in a contingent compensation plan with ISOCOR, you will be eligible for a contingent compensation plan with the Company such that the amount of your annual contingent compensation at 100% achievement of target will remain at the level under the plan with ISOCOR.

Review	Your compensation, including contingent compensation, may be changed due to modifications in your position. In addition, your compensation, including contingent compensation, will be reviewed annually as part of the Company’s performance review process. However, nothing in this provision changes the at will nature of the employment relationship.

Benefit	The Company will provide you and your eligible dependents with generous Medical, Dental, and Vision benefits. You will also receive Short-term Disability, Long-term Disability, and Life Insurance. In addition, the Company offers employees the opportunity to participate in its Flexible Spending Account, Employee Assistance Program, 401(k), and Employee Stock Purchase Plans. A complete overview of benefits will be presented to you prior to your start date.

Paid Time Off	You will receive 18 paid days off per year for the first five years of service and 23 days off per year for five to ten years of service. This Paid Time Off will accrue monthly. Your previous service with ISOCOR will count as service with the Company in regards to Paid Time Off. Your hire date for Paid Time Off purposes is February 13, 1995. Your unused vacation and personal days with ISOCOR will be converted to Paid Time Off. Paid Time Off may be accrued to a maximum of 288 hours. If your accrued vacation and personal days with ISOCOR exceed the maximum accrual under the Company’s Paid Time Off policy, you will have until July 31, 2001 to bring your total Paid Time Off balance under the maximum allowed. If your Paid Time Off exceeds the maximum on July 31, 2001, you will stop accruing until you utilize enough Paid Time Off to bring the balance under the maximum allowed.

Stock Options	A Notice of Grant identifying your converted stock options will follow under separate cover. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an additional option to purchase shares of the Company’s Common Stock. Details of this new grant will follow under separate cover.

Proof of Right to Work	For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. A list of acceptable documents is available for your reference. If you currently are sponsored to work in the United States by ISOCOR, the Company will continue such sponsorship.

Proprietary Information and Inventions Agreement	Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Agreement”), a copy of which bas been provided to you in your new hire materials.

At-Will Employment	Notwithstanding the Company’s obligation described herein, your employment with the Company will be on an “at-will’ basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without notice, without further obligation or liability.

Offer Conditions	This offer is null and void if not accepted or declined by January 27, 2000. This offer is also contingent upon receiving the successful results of our independent verification of your application.

We are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Julie Emmorey in Santa Monica. This letter, together with the signed Proprietary Agreement and Insider Trading Policy acknowledgement page constitute the full, complete and exclusive agreement between you and the Company regarding the matters herein and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

CRITICAL PATH, INC.

By:	/s/ PAUL GIGG
Paul Gigg
Executive Vice President/ Chief Operating Officer

ACCEPTED AND AGREED:

Name:	Finbarr Twohig

Signature:	/s/ FINBARR TWOHIG

Date:	24-Jan-00

MEMORANDUM

Date:	March 1, 2003

To:	Barry Twohig

From:	Michael Zukorman, SVP and General Counsel

Re:	Vesting Upon Change of Control

On behalf of the Company and the Board of Directors, I am pleased to confirm the provisions for acceleration of vesting of your outstanding options or equivalent time-vested equity compensation (the “Options”) upon the occurrence of certain events following a Change of Control (as defined below).

1. Accelerated Vesting of Shares. Should there occur any Involuntary Termination within twelve (12) months following a Change of Control of the Company (pursuant to which your Options either continue, or are assumed or substituted with equivalent options (or time-vested equity) by a successor corporation or parent or subsidiary thereof), then on the effective date of the Involuntary Termination, any Option(s) held by you at the time of the Involuntary Termination shall, in addition to amounts already vested and/or exerciseable, immediately vest and become exerciseable.

2. Definitions.

(a) “Involuntary Termination” shall mean the termination of your employment with the Company or the successor to the Company pursuant to the Change of Control, or its affiliate (“Successor”):

(i) involuntarily upon your dismissal, other than for Cause (as defined below); or

(ii) voluntarily or involuntarily following (A) a material reduction in either your base compensation or your responsibilities from their levels immediately prior to the Change of Control, (B) a change in your place of employment to a place of employment more than one hundred (100) miles from your place of employment immediately prior to the Change of Control; or (C) a material breach by the Company or its Successor of any of its material obligations under this or any other written, and fully signed agreement between you and the Company.

(b) “Change of Control” shall mean the consummation of one of the following:

(i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(ii) a merger, reverse merger, consolidation or other reorganization of the Company (other than, a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization, the stockholders of the Company immediately prior to such, merger, reverse merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity (or any direct or indirect parent corporation of such surviving or resulting entity) after such meager, consolidation or other reorganization;

(iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(iv) the dissolution of the Company pursuant to action validly taken by the stockholders of the Company in accordance with applicable state law.

(c) The terms “Cause” shall mean (i) any act of personal dishonesty by you in connection with your responsibilities as an employee; (ii) conviction of a felony (iii) an act by you which constitutes gross misconduct, (iv) material breach by you of your employee confidentiality agreement with the Company or its Successor, including without limitation, theft or other misappropriation of proprietary information of the Company or its Successor, or a material breach by you of any material provision of any other written agreement between you and the Company or its Successor.

3. Amendment to Option Agreement. To the extent necessary, your Option agreement is hereby deemed amended, effective as of the date hereof, consistent with the foregoing. All other provisions of your Option agreement remain in full force and effect.

Please acknowledge the foregoing by signing the enclosed copy below and returning it to the Company. The original is for your records.

Acknowledged:

/s/ BARRY TWOHIG
EMPLOYEE

Dated: 24-July-2003

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